Exhibit n.1

Consent of Pender Newkirk & Company, CPAs

Independent Registered Public Accountants

Board of Directors and Shareholders

UTEK Corporation

Plant City, Florida

We hereby consent to the use of our reports in this registration statement (Form N-2, dated April 7, 2006) for the registration of 6,330,960 shares, (a) dated January 27, 2006 with respect to the consolidated financial statements of UTEK Corporation and Subsidiaries as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005, 2004 and 2003, including schedules of investments of UTEK Corporation and Subsidiaries at December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of UTEK Corporation and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and (b) dated April 7, 2006 with respect to the senior securities table of UTEK Corporation and Subsidiaries included, and to the references to our firm under the headings “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firms” in this registration statement.

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

April 7, 2006